Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

February 16, 2016

Hubbell Incorporated

40 Waterview Drive

Shelton, CT 06484

Re: Registration Statement on Form S-3 of Hubbell Incorporated

Ladies and Gentlemen:

We have acted as special counsel to Hubbell Incorporated, a Connecticut corporation (the “Company”), in connection with the filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that forms a part of the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Act”). The Registration Statement registers under the Act, among other things, the issuance of an indeterminate amount of debt securities of the Company (the “Notes”) and is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Notes may be issued in one or more series under the Indenture, dated as of September 15, 1995 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank))), as trustee (the “Trustee”), filed as Exhibit 4.3 to the Registration Statement, and any supplemental indenture that may be entered into in connection with the issuance of any series of Notes.

The Prospectus, as supplemented in the future by various supplements to the Prospectus (each, a “Prospectus Supplement”), will provide for the issuance and sale by the Company of the Notes.

In rendering this opinion, we have examined and relied on such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act, (g) a Prospectus Supplement and related term sheet filed as a free writing prospectus (a “term sheet”) will have been filed with the SEC describing the Notes offered thereby, (h) any Notes that may be issued will be issued in a form that complies with the Indenture and any Notes, indenture and supplemental indenture to be entered into in connection with the issuance of such Notes will be manually signed or countersigned, as the case may be, by duly authorized officers of the Company and of the Trustee or authenticating agent, (i) all Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the applicable Prospectus Supplement, (j) the definitive purchase, underwriting, agency or similar agreement with respect to any Notes offered (an “Underwriting Agreement”), the Registration Statement, the Indenture, the Notes, and any other documents by which the Notes are governed (collectively, the “Transaction Documents”) will have been duly authorized and validly executed and delivered by each of the parties thereto, and (k) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein. We have also, with your consent, assumed that the execution, delivery and performance of the Transaction Documents will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Offered Notes (as defined below)) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, with respect to any series of Notes to be offered by the Company pursuant to the Registration Statement (the “Offered Notes”), when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act and the Indenture qualifies under the Trust Indenture Act of 1939, as amended, (b) an appropriate Prospectus Supplement and term sheet with respect to the Offered Notes has been prepared, delivered and filed in compliance with the Act, (c) if the Offered Notes are to be sold pursuant to a firm commitment underwritten offering, the Underwriting Agreement with respect to the Offered Notes has been duly authorized, executed and delivered by the Company and the other parties thereto, (d) the Board of Directors of the Company (the “Board”), including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Notes in the applicable amount and related matters, (e) the Indenture and any supplemental indenture in respect of such Offered Notes have been duly authorized, executed and delivered by each party thereto, (f) the terms of the Offered Notes and of their issuance and sale have been duly established in conformity with the Indenture and any supplemental indenture to be entered into in connection with the issuance of such Offered Notes, so as not to violate any applicable law or the organizational documents of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (g) the Offered Notes have been issued in a form that complies with, and have been duly executed and authenticated in accordance with, the provisions of the Indenture and any supplemental indenture to be entered into in connection with the issuance of such Offered Notes and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor and as contemplated by the Registration Statement, including the Prospectus and any applicable Prospectus Supplement, the Offered Notes, when issued and sold in accordance with the Indenture, any supplemental indenture to be entered into in connection with the issuance of such Offered Notes and the applicable Underwriting Agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of Connecticut, we have relied upon the opinion letter, dated the date hereof, of Shipman & Goodwin LLP, which opinion letter is being filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz